Important Notice To Directors and Executive Officers of
R. R. Donnelley & Sons Company
Concerning the Blackout Period Under the 401(k) Plan

As you know, the RR Donnelley Savings Plan (the "401(k) Plan") is changing recordkeepers effective April 1, 2014. In connection with this change, our current and former employees who participate in the 401(k) Plan are temporarily unable to exercise certain rights, including the right to:

    direct or diversify investments in their 401(k) Plan accounts (including transfers into or out of the Donnelley Stock Fund or the TRASOP Fund), receive distributions from the 401(k) Plan, or
    obtain 401(k) Plan loans.

This short-term period during which participants in the 401(k) Plan are unable to exercise these rights qualifies as a "blackout period" under the Sarbanes-Oxley Act, and therefore requires us also to prohibit RR Donnelley's directors and executive officers from trading in RR Donnelley common stock during this period.

The blackout period for the 401(k) Plan began on March 27, 2014 and is expected to end during the week of April 7, 2014. During this period, you can determine whether the blackout period has ended by contacting Brian Muszynski, Director, Retirement Plans at RR Donnelley, 111 South Wacker Drive, 36th floor, Chicago, IL 60606-4301, phone (312) 326-8965.

As you know, you are subject to RR Donnelley's Insider Trading and Window Period Policy that requires you to pre-clear any proposed transaction with the General Counsel. Nevertheless, we are required to inform you that during the blackout period you are not permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of RR Donnelley common stock. For example, you are prohibited from:

    transferring your own 401(k) Plan account into or out of RR Donnelley shares, buying or selling shares of RR Donnelley common stock on the open market, and exercising RR Donnelley stock options.

This trading prohibition does not apply to certain exempt transactions, such as purchases under our Employee Stock Purchase Plan, previously-elected salary deferral contributions into the 401(k) Plan and purchases under our dividend reinvestment plan. Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

Any profit realized by a director or executive officer from any non-exempt transaction involving RR Donnelley common stock during the blackout period is recoverable by RR Donnelley. Accordingly, we strongly urge you to refrain from making any trades in RR Donnelley common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Sue Bettman at sue.bettman@rrd.com or (312) 326-8233.